                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)*

                              American Media, Inc.**
- --------------------------------------------------------------------------------
                                (Name of Issuer)

                              Class A Common Stock
- --------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    02744L10
- --------------------------------------------------------------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this / / statement. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

                               Page 1 of 5 Pages

SEC 1745 (10-85)

** This Amendment No. 2 (as of 12/31/94) to the Statement on Form 13G is being filed to correct Amendment No.1 (also as of 12/31/94) which was filed via EDGAR on 2/13/95.

CUSIP NO. 02744L10                    13G                      PAGE 2 OF 5 PAGES

- --------------------------------------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Massachusetts Financial Services Company ("MFS")
        I.R.S. Identification No.: 04-2747644
- --------------------------------------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

      (a)  / /       (b)  / /
- --------------------------------------------------------------------------------------------------------------
  3   SEC USE ONLY
- --------------------------------------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
- --------------------------------------------------------------------------------------------------------------
      NUMBER OF      5     SOLE VOTING POWER
       SHARES              3,071,471 shares of Class A common stock**
    BENEFICIALLY     ------------------------------------------------------------------------------------------
      OWNED BY       6     SHARED VOTING POWER
        EACH
      REPORTING      ------------------------------------------------------------------------------------------
       PERSON        7     SOLE DISPOSITIVE POWER
        WITH               3,071,471 shares of Class A common stock**
                     ------------------------------------------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER
- ---------------------------------------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        3,071,471 shares of Class A common stock** of which 2,529,293 shares are beneficially owned by MFS
        Series Trust IV -- MFS OTC Fund (see page 3) as well as MFS and 542,178 shares are beneficially owned by certain other non-reporting entities as well as MFS.
- --------------------------------------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
- --------------------------------------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        13.2% (as calculated pursuant to Rule 13d-3(d)(l)(i))
- --------------------------------------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*
      IA
- --------------------------------------------------------------------------------------------------------------

      ** This number represents 408,100 shares of Class A common stock owned and 2,663,371 shares of Class A common stock which may be acquired through the exercise of warrants.
- --------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 02744L10                    13G                      PAGE 3 OF 5 PAGES

- --------------------------------------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      MFS Series Trust IV -- MFS OTC Fund ("OTC")
        I.R.S. Identification No.:   04-320391
- --------------------------------------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

      (a)  / /       (b)  / /
- --------------------------------------------------------------------------------------------------------------
  3   SEC USE ONLY
- --------------------------------------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Massachusetts
- --------------------------------------------------------------------------------------------------------------
      NUMBER OF      5     SOLE VOTING POWER
       SHARES
    BENEFICIALLY     ------------------------------------------------------------------------------------------
      OWNED BY       6     SHARED VOTING POWER
        EACH
      REPORTING      ------------------------------------------------------------------------------------------
       PERSON        7     SOLE DISPOSITIVE POWER
        WITH         ------------------------------------------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER
- ---------------------------------------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        2,529,293 shares of Class A common stock.** As noted on page 2, item 9, MFS is also a beneficial owner of these 2,529,293 shares.
- --------------------------------------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
- --------------------------------------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        11.1% (as calculated pursuant to Rule 13d-3(d)(l)(i))
- --------------------------------------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*
      IV
- --------------------------------------------------------------------------------------------------------------

      ** This number represents 196,300 shares of Class A common stock owned and 2,332,993 shares of Class A common stock which may be acquired through the conversion of warrants.
- --------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

SCHEDULE 13G                                                   Page 4 of 5 Pages

Item 1:     (a)    Name of Issuer:
                   American Media, Inc.
            (b)    Address of Issuer's Principal Executive Offices:
                   600 South East Coast Avenue
                   Lantana, FL 33462
Item 2:     (a)    Name of Person Filing:
                   Massachusetts Financial Services Company ("MFS")*
            (b)    Address of Principal Business Office or, if none, Residence:
                   For MFS and OTC:
                   500 Boylston Street
                   Boston, MA 02116
            (c)    Citizenship:
                   For MFS, see Item 4 on page 2; for OTC, see Item 4 on Page 3
            (d)    Title of Class of Securities:
                   Class A Common Stock
            (e)    CUSIP Number:
                   02744L10
Item 3:            For MFS, see Item 12 on page 2; for OTC, see Item 12 on page 3
Item 4:     (a)    Amount Beneficially Owned:
                   For MFS, see Item 9 on page 2; for OTC, see Item 9 on page 3
            (b)    Percent of Class:
                   For MFS, see Item 11 on page 2; for OTC, see Item 11 on page 3
            (c)    Number of shares as to which such person has:
                   For MFS, see Items 5 and 7 on page 2

- ---------------
* This Schedule 13G is filed pursuant to Rule 13d-1(f) on behalf of MFS Series Trust IV -- MFS OTC Fund ("OTC") (see page 3 and Exhibit 1 attached hereto).

SCHEDULE 13G                                                   Page 5 of 5 Pages

Item 5:            Ownership of Five Percent or Less of a Class:
                   INAPPLICABLE
Item 6:            Ownership of More than Five Percent on Behalf of Another Person:
                   INAPPLICABLE
Item 7:            Identification and Classification of the Subsidiary Which Acquired
                   the Security Being Reported on By the Parent Holding Company:
                   INAPPLICABLE
Item 8:            Identification and Classification of Members of the Group:
                   INAPPLICABLE
Item 9:            Notice of Dissolution of Group:
                   INAPPLICABLE
Item 10:           Certification:

         By signing below I certify that to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.
         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: May 1, 1995

Massachusetts Financial Services Company


By:         ARNOLD D. SCOTT
    -------------------------------
            Arnold D. Scott
         Senior Executive Vice
              President,
        Secretary and Director